Exhibit 99.1

TheStreet (TST): Q3 2015 Revenue Increases 14%

●	Third quarter revenue of $16.7 million, up 14% year-over-year.
●	GAAP Net Income of $0.4 million, representing EPS of $0.01 versus a loss of $0.5 million, representing EPS of ($0.02) year-over-year.
●	Subscription Revenue of $13.7 million, up 17% year-over-year.
●	Media Revenue of $3.0 million, up 2% year-over-year.
●	Cash, cash equivalents, restricted cash and marketable securities of $30.3 million.
●	Confirms full-year revenue guidance: $68 to $69 million.
●	Confirms full-year Adjusted EBITDA(1) guidance: $2.8 to $3.2 million.

NEW YORK, Nov 4, 2015 /PRNewswire/ -- TheStreet, Inc. (Nasdaq: TST) today reported financial results for the quarter ended September 30, 2015.

“The third quarter showed expected improvement in our business. We continue to execute on our strategic plan, focusing on growth opportunities in business-to-business subscription revenues, while maintaining our footprint in consumer businesses,” said Elisabeth DeMarse, Chairman and Chief Executive Officer. “As we continue to transform TheStreet, Inc., we remain committed to increasing our gross margin to make TheStreet a profitable, lucrative subscription-based company.”

Net income attributable to common stockholders for the three months ended September 30, 2015 totaled approximately $258 thousand, or $0.01 per basic and diluted share, compared to a net loss attributable to common stockholders totaling approximately $563 thousand, or ($0.02) per basic and diluted share for the three months ended September 30, 2014. The positive net income in the current quarterly period primarily was the result of the reversal of a restructuring reserve relating to the termination of an office lease in New York, New York, resulting in a restructuring and other charges credit on the Company’s Consolidated Statements of Operations.

Third Quarter 2015 Business Highlights

For Total Subscription Services:

•	BoardEx substantially increased its database to include Private Equity, Investment Banker, Attorney and M&A profiles.
•	Two-thirds of data collection is now in our operation in Chennai, India.
•	Continued rollout of BoardEx mobile and expansion of alerts.

•	Bookings were $11.4 million for the third quarter, which includes the impact of BoardEx, an increase of 17% from the prior year period.
•	Bookings for the trailing four quarters were $54.5 million, compared to $46.5 million in the prior period, an increase of 17%.

For Subscription Newsletters(2):

•	The number of paid subscriptions at the end of the period was 77,800, a decrease of 6.1% year-over-year and 3.4% sequentially. The decrease was expected following last year’s promotion of Jim Cramer’s best-selling book, Get Rich Carefully, as an incentive for new subscribers.
•	Average revenue per user for the third quarter decreased 1.3% year-over-year and was flat sequentially.
•	Average monthly churn(3) was 4.6% for the third quarter, compared to 3.3% year-over-year, and 4.7% sequentially. The increase was expected following last year’s new book promotion.

For Media:

•	Revenue grew 2% year-over-year due to increased direct advertising.
•	Traffic increased 26% year-to-date.
•	Organic Traffic increased 114% year-to-date.

The Company ended the third quarter with cash and cash equivalents, restricted cash and marketable securities of $30.3 million.

Conference Call Information

TheStreet will discuss its financial results for the third quarter today at 4:30 p.m. ET.

To participate in the call, please dial (888) 337-8198 (domestic) or (719) 325-2281 (international). The Conference ID number is 105602. This call is being webcast and can be accessed in the Investor Relations section of TheStreet website at
http://investor-relations.thestreet.com/events.cfm. A replay of the webcast will be available on our website.

About TheStreet

TheStreet, Inc. (www.t.st) is a leading independent digital financial media company providing business and financial news, investing ideas and analysis to personal and institutional investors worldwide.  The Company's portfolio of business and personal finance brands includes: TheStreet, RealMoney, Action Alerts PLUS and MainStreet. To learn more, visit www.thestreet.com.  The Deal, the Company's institutional business, provides intraday coverage of mergers and acquisitions and all other changes in corporate control, and through its BoardEx product, director and officer profiles. To learn more, visit www.thedeal.com and www.boardex.com. RateWatch provides rate and fee data from banks and credit unions across the U.S. for a wide variety of banking products. To learn more, visit www.rate-watch.com.

Non-GAAP Financial Information

(1) To supplement the Company's financial statements presented in accordance with generally accepted accounting principles ("GAAP"), the Company uses non-GAAP measures of certain components of financial performance, including "EBITDA," "Adjusted EBITDA" and "free cash flow." EBITDA is adjusted from results based on GAAP to exclude interest, income taxes, depreciation and amortization. This non-GAAP measure is provided to enhance investors' overall understanding of the Company's current financial performance and its prospects for the future. Specifically, the Company believes that the non-GAAP EBITDA results are an important indicator of the operational strength of the Company's business and provide an indication of the Company's ability to service debt and fund acquisitions and capital expenditures. EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. Adjusted EBITDA further eliminates the impact of non-cash stock compensation, restructuring, transaction related costs and other charges affecting comparability. A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets and investment spending levels. "Free cash flow" means net income/loss plus non-cash expenses net of gains/losses on dispositions of assets, less changes in operating assets and liabilities and capital expenditures. The Company believes that this non-GAAP financial measure is an important indicator of the Company's financial results because it gives investors a view of the Company's ability to generate cash.

(2) Subscription newsletters includes investing newsletters and excludes subscriptions from The Deal, DealFlow Media, BoardEx and RateWatch.

(3) Average monthly churn rate is defined as subscriber terminations/expirations in the quarter divided by the sum of the beginning subscribers and gross subscriber additions for the quarter, then divided by three.  Subscriptions that are on a free-trial basis are not regarded as added or terminated unless the subscription is active at the end of the free-trial period.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the recent acquisition of BoardEx, growth initiatives and expectations for 2015. Such forward-looking statements are subject to risks and uncertainties, including those described in the Company's filings with the Securities and Exchange Commission ("SEC") that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy, including the financial markets and mergers and acquisitions environment, our ability to drive revenue, and increase or retain current subscription revenue, our ability to improve the user experience and optimize our free sites and generate new subscription revenue; our ability to successfully integrate BoardEx and other acquisitions; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC's website at www.sec.gov. All forward-looking statements contained herein are made as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences. The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts:

Richard Broitman

Interim-Chief Financial Officer

TheStreet, Inc.

212-321-5234

ir@thestreet.com

John Evans

Investor Relations
PIR Communications
415-309-0230
ir@thestreet.com

THESTREET, INC.
CONSOLIDATED BALANCE SHEETS

ASSETS	September 30, 2015	December 31, 2014
	(unaudited)
Current Assets:
Cash and cash equivalents	$27,541,808	$32,459,009
Marketable securities	—	2,009,240
Accounts receivable, net of allowance for doubtful
accounts of $346,728 at September 30, 2015 and $318,141 at
December 31, 2014	4,735,914	5,103,899
Other receivables	566,514	549,933
Prepaid expenses and other current assets	1,414,437	987,693
Restricted cash	661,250	639,750
Total current assets	34,919,923	41,749,524

Property and equipment, net of accumulated depreciation
and amortization of $4,640,057 at September 30, 2015
and $4,003,538 at December 31, 2014	2,969,084	2,926,825
Marketable securities	1,580,000	1,560,000
Other assets	325,034	77,052
Goodwill	43,693,372	44,810,467
Other intangibles, net of accumulated amortization of $15,073,211
at September 30, 2015 and $12,896,782 at December 31, 2014	19,120,275	20,147,209
Restricted cash	500,000	661,250
Total assets	$103,107,688	$111,932,327

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,236,400	$2,474,737
Accrued expenses	4,365,929	6,279,082
Deferred revenue	25,306,339	26,427,816
Other current liabilities	1,003,249	1,241,508
Total current liabilities	32,911,917	36,423,143
Deferred tax liability	1,270,222	728,899
Other liabilities	5,475,120	6,910,175
Total liabilities	39,657,259	44,062,217

Stockholders' Equity:
Preferred stock; $0.01 par value; 10,000,000 shares
authorized; 5,500 shares issued and 5,500 shares
outstanding at September 30, 2015 and December 31, 2014;
the aggregate liquidation preference totals $55,000,000 as of
September 30, 2015 and December 31, 2014	55	55
Common stock; $0.01 par value; 100,000,000 shares
authorized; 42,101,098 shares issued and 34,856,369
shares outstanding at September 30, 2015, and 41,967,369
shares issued and 34,727,641 shares outstanding at
December 31, 2014	421,011	419,674
Additional paid-in capital	270,084,013	271,943,049
Accumulated other comprehensive loss	(1,484,501)	(227,476)
Treasury stock at cost; 7,244,729 shares at September 30, 2015
and 7,239,728 shares at December 31, 2014	(12,920,154)	(12,908,943)
Accumulated deficit	(192,649,995)	(191,356,249)
Total stockholders' equity	63,450,429	67,870,110

Total liabilities and stockholders' equity	$103,107,688	$111,932,327

THESTREET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Net revenue:
Subscription services	$13,709,870	$11,715,504	$41,790,803	$34,722,784
Media	2,951,774	2,903,571	8,897,809	9,047,623
Total net revenue	16,661,644	14,619,075	50,688,612	43,770,407

Operating expense:
Cost of services	8,707,353	7,483,414	25,617,022	22,897,998
Sales and marketing	3,703,463	3,343,017	12,328,229	11,202,886
General and administrative	3,773,790	3,564,887	11,245,280	9,821,941
Depreciation and amortization	1,069,161	721,536	3,184,839	2,178,908
Restructuring and other charges	(1,221,224)	—	(1,221,224)	—
Total operating expense	16,032,543	15,112,854	51,154,146	46,101,733
Operating income (loss)	629,101	(493,779)	(465,534)	(2,331,326)
Net interest (expense) income	(30,891)	26,850	(97,296)	96,785
Net income (loss) before income taxes	598,210	(466,929)	(562,830)	(2,234,541)
Provision for income taxes	243,884	—	730,916	—
Net income (loss)	354,326	(466,929)	(1,293,746)	(2,234,541)
Preferred stock cash dividends	96,424	96,424	289,272	289,272
Net income (loss) attributable to common stockholders	$257,902	$(563,353)	$(1,583,018)	$(2,523,813)

Basic net income (loss) per share:
Net income (loss) attributable to common stockholders	$0.01	$(0.02)	$(0.05)	$(0.07)

Diluted net income (loss) per share:
Net income (loss) attributable to common stockholders	$0.01	$(0.02)	$(0.05)	$(0.07)

Cash dividends declared and paid per common share	$0.025	$0.025	$0.075	$0.075

Weighted average basic shares outstanding	34,854,472	34,436,335	34,827,678	34,337,597
Weighted average effect of dilutive securities:
Employee stock options and restricted stock units	231,281	—	—	—
Weighted average diluted shares outstanding	35,085,753	34,436,335	34,827,678	34,337,597

Reconciliation of net loss to adjusted EBITDA - see note (1):
Net income (loss)	$354,326	$(466,929)	$(1,293,746)	$(2,234,541)
Provision for income taxes	243,884	—	730,916	—
Net interest expense (income)	30,891	(26,850)	97,296	(96,785)
Depreciation and amortization	1,069,161	721,536	3,184,839	2,178,908
EBITDA	1,698,262	227,757	2,719,305	(152,418)
Stock based compensation	388,112	490,664	1,129,257	1,354,722
Restructuring and other charges	(1,221,224)	—	(1,221,224)	—
Recovery of previously impaired asset	(49,593)	—	(146,993)	—
Transaction related costs	4,217	505,247	25,847	540,903
Adjusted EBITDA	$819,774	$1,223,668	$2,506,192	$1,743,207

THESTREET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Nine Months Ended September 30,
	2015	2014
Cash Flows from Operating Activities:
Net loss	$(1,293,746)	$(2,234,541)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Stock-based compensation expense	1,129,257	1,354,722
Provision for doubtful accounts	172,066	36,201
Depreciation and amortization	3,184,839	2,178,908
Deferred taxes	541,323	—
Deferred rent	(245,849)	(243,859)
Changes in operating assets and liabilities:
Accounts receivable	185,448	565,016
Other receivables	(16,581)	(107,053)
Prepaid expenses and other current assets	(430,655)	(114,847)
Other assets	(57,629)	13,672
Accounts payable	(235,941)	(69,159)
Accrued expenses	(1,881,059)	(340,598)
Deferred revenue	(772,343)	742,186
Other current liabilities	(377,494)	(155,302)
Other liabilities	(1,401,092)	—
Net cash (used in) provided by operating activities	(1,499,456)	1,625,346

Cash Flows from Investing Activities:
Sale and maturity of marketable securities	2,005,484	5,398,811
Adjustment to purchase of Management Diagnostics Limited	50,494	—
Capital expenditures	(2,688,194)	(1,323,403)
Net cash (used in) provided by investing activities	(632,216)	4,075,408

Cash Flows from Financing Activities:
Cash dividends paid on common stock	(2,663,771)	(2,613,116)
Cash dividends paid on preferred stock	(289,272)	(289,272)
Proceeds from the exercise of stock options	839	149,952
Restricted cash	139,750	—
Shares withheld on RSU vesting to pay for withholding taxes	(11,211)	(116,108)
Net cash used in financing activities	(2,823,665)	(2,868,544)

Effect of exchange rate changes on cash and cash equivalents	38,136	—

Net (decrease) increase in cash and cash equivalents	(4,917,201)	2,832,210
Cash and cash equivalents, beginning of period	32,459,009	45,443,759
Cash and cash equivalents, end of period	$27,541,808	$48,275,969

Reconciliation of net loss to free cash flow - see note (1):
Net loss	$(1,293,746)	$(2,234,541)
Noncash expenditures	4,781,636	3,325,972
Changes in operating assets and liabilities	(4,987,346)	533,915
Capital expenditures	(2,688,194)	(1,323,403)
Free cash flow	$(4,187,650)	$301,943